                                                                    EXHIBIT 99.1


                         [THE UNIMARK GROUP LETTERHEAD]

================================================================================

FOR IMMEDIATE RELEASE                  FOR FURTHER INFORMATION, CONTACT:
March 31, 1999                         Soren Bjorn, President & CEO
                                       Jim Drewitz, Investor Relations
                                       817-491-2992


                       THE UNIMARK GROUP, INC. ANNOUNCES
                     SALE OF $5 MILLION OF COMMON STOCK TO
              AFFILIATE OF MEXICO STRATEGIC INVESTMENT FUND, LTD.

    NET PROCEEDS ARE INTENDED TO FINANCE LEMON PROJECT AND MAINTAIN BANKING
                                   RELATIONS

Bartonville, TX March 31, 1999 The UniMark Group, Inc. (NASDAQ NMS symbols:
"UNMG"), announces the Company has sold 2,000,000 shares of Common Stock at a purchase price of $2.50 per share, for an aggregate purchase price of $5 million to M&M Nominee L.L.C., an affiliate of the Mexico Strategic Investment Fund, Ltd. The Fund surrendered their outstanding options to acquire 2,000,000 shares of Common Stock. The Company intends to use the net proceeds to finance its lemon project and because of its improved capital structure, maintain current banking relations.

Soren Bjorn, President and CEO, said, "We are very pleased with our relationship with the Mexico Strategic Investment Fund. They are a strong stabilizing force. They know and understand our business very well, in fact, they are helping us create and execute a strategic plan we believe will assist the Company in achieving growth, profitability and maximize shareholder value"

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing, processing, marketing and distribution company with operations in Mexico, the United States and Canada.
*************************

Certain of the above information is forward-looking and as such, only reflects the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. For a discussion of factors that may affect actual results, investors should refer to the Company's filing with the Securities and Exchange Commission.

                For more information, please visit our web site
                             www.sunfreshfruit.com

                                     -END-